Energy Conversion Devices, Inc.

Form of Performance Share Award Agreement	Page 1 of 15

Participant:
Grant Date:	, 2008

Target Number of

Performance Shares:

This Performance Share Award Agreement (“Agreement”), dated as of the Grant Date, is entered into by and between Energy Conversion Devices, Inc., a Delaware corporation (the “Company”), and the Participant under the Company’s 2006 Stock Incentive Plan (the “Plan”). The purpose of the performance share award is to reward key members of the management leadership team for their contributions to the success of the Company in achieving its long-term performance goals. In particular, the performance share award focuses on the achievement of specific nameplate capacity goals at acceptable levels of gross margin.

Certain terms are set forth in Exhibit A and the performance goals for this award are set forth in Exhibit B. Exhibits A and B are part of this Agreement. The words “you,” “your,” and similar terms refer to the Participant to whom this Award is granted.

1.         Definitions and the Plan. All capitalized terms that are not otherwise defined in this Agreement have the meanings set forth in the Plan, the text of which is incorporated into this Agreement by reference. In case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

2.         Number of Shares.

(a)    The target number of Performance Shares subject to this Agreement is set forth above. The actual number of Performance Shares to be paid will be based on the achievement of the performance goals, as described in Section 3, below. A “Performance Share” is a Restricted Stock Unit and has a nominal value equal to the Fair Market Value of one Share.

(b)    The number of Performance Shares shall be adjusted to reflect certain events affecting the Company’s capitalization in accordance with Section 5.7 of the Plan.

3.         Vesting. The Performance Shares (i.e., your rights to receive Shares) in this Award are subject to forfeiture until they are earned and vested. You earn the Performance Shares based on the achievement of performance goals identified in Exhibit B, provided that you remain employed by the Company until the end of the Restriction Period. After the completion of the Restriction Period, the Committee shall assess the level of performance achieved relative to the goals and determine the number of Performance Shares you earn. Section 6, below, addresses the treatment of Performance Shares upon a termination of employment before the end of the Restriction Period, and Section 7, below, addresses the treatment of Performance Shares upon a Change of Control.

Energy Conversion Devices, Inc.

Form of Performance Share Award Agreement	Page 2 of 15

4.         Payment. The Shares represented by the vested Performance Shares shall be delivered to you by December 31 following the end of the Restriction Period, except if you have made a valid deferral election in a manner specified by the Committee. Payment in Shares shall be subject to the Restrictions on Delivery and Resale set forth below. No partial Shares shall be paid; the number of Shares shall be rounded to the nearest whole number of Shares.

5.         Rights of the Participant as Shareholder.

(a)    This Agreement does not give you any rights of a stockholder. However, if these Performance Shares are settled in Shares, you will gain stockholder rights when Shares are transferred to you.

(b)    You are eligible to receive payments equivalent to dividends or other distributions with respect to Performance Shares underlying Shares only if so indicated in Exhibit A of this Agreement. As indicated in Exhibit A, any such payments shall be either (i) subject to forfeiture until the applicable Performance Shares vest and paid on the date of payment of the Performance Shares, or (ii) subject to forfeiture until the dividend or distribution date and paid on that date.

6.         Termination of Service.

(a)       Termination of Employment by Reason of Retirement, Death, or Disability on or after Pro-Rated Payment Eligibility Date. If the Participant terminates employment with the Company or any Affiliate thereof, including if the Participant's employer ceases to be an Affiliate of the Company (“Termination of Employment”), after the Participant attains age 65 (“Retirement”) or by reason of death or disability, and such Termination of Employment occurs on or after the Pro-Rated Payment Eligibility Date (as set forth in Exhibit A), the number of Performance Shares that would be paid to the Participant if the Participant had not terminated employment shall be prorated as follows (and, in the case of the Participant’s death, paid to the Participant’s beneficiary). The number of Performance Shares that otherwise would be paid to the Participant shall be multiplied by a fraction, the numerator of which is the number of full or partial months from the first day of the Restriction Period, until the date of the Participant’s Termination of Employment, and the denominator of which is the number of full or partial months during the Restriction Period. For purposes of this paragraph, “disability” shall be determined by the Committee in its sole discretion.

(b)       Other Termination of Employment. If the Participant's Termination of Employment prior to the end of the Restriction Period is for any reason other than Retirement, death, disability (as determined above) or if the Termination of Employment occurs before the Pro-Rated Payment Eligibility Date, except as provided in Section 7 or as provided by the Committee, the Participant’s Performance Shares shall be forfeited.

7.         Change in Control. If a Change in Control occurs during the Restriction Period, the following shall occur:

Energy Conversion Devices, Inc.

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(a)       If, in connection with the Change in Control, each outstanding Share is converted into a class of shares that are publicly traded, there shall be substituted for each Share subject to the Performance Shares (as determined under subparagraph (c)), the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control. The Performance Shares shall remain an unfunded promise to pay shares on the payment date determined under this Agreement.

(b)       If, in connection with the Change in Control, each outstanding Share is not converted into a class of shares that are publicly traded, in lieu of each Share subject to the Performance Share (as determined under subparagraph (c)), there shall be credited to a hypothetical account for the Participant on the date of the Change in Control a vested amount equal to the Fair Market Value of one Share immediately before the Change in Control, and such amount shall be increased by interest at a rate equal to 1% plus the prime rate as published by the Wall Street Journal on the date of the Change in Control (or, if not published on that date, on the most recent business day before the Change in Control, or, if not published on that date, as determined by the Committee immediately before the Change in Control), and shall be paid at t he time specified in Section 4, except as follows. In the event of a “409A Change in Control,” the amount that otherwise would be credited to the Participant’s hypothetical account pursuant to the preceding sentence shall instead be paid to the Participant in a lump sum on the date of the Change in Control. For purposes of the preceding sentence, a “409A Change in Control” is a Change in Control (a) for which each outstanding Share is not converted into a class of shares that are publicly traded, and (b) which constitutes a change in control for purposes of Section 409A of the Code.

(c)       For purposes of subsections (a) and (b), the Shares subject to the Performance Shares shall be the target number of Performance Shares (determined without regard to the performance targets specified in Exhibit B) or, if higher, the number of Performance Shares determined based on the performance targets specified in Exhibit B, to the extent the Committee determines such amount before the Change in Control.

(d)       The Performance Shares shall be paid at the time specified in Section 4, except as provided in subsection (b) above with respect to a 409A Change in Control, provided that the Participant either (i) continues to be employed by the Company until the end of the Restriction Period, or (ii) the Participant’s Termination of Employment occurs following a Change in Control either by the Company or an Affiliate other than for Cause (as defined below) or by the Participant for Good Reason (as defined below). For purposes of this subjection (c):

"Cause" means the occurrence of one or more of the following: (i) the Participant is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any of its Affiliates, as determined by the Committee in good faith in its sole discretion, (ii) the Participant engages in a fraudulent act to the material damage or prejudice of the Company or any of its Affiliates or in conduct or activities materially damaging to the property, business or reputation of the Company or any of its Affiliates, all as determined by the Committee in good faith in its sole discretion, (iii) any material act or

Energy Conversion Devices, Inc.

Form of Performance Share Award Agreement	Page 4 of 15

omission by the Participant involving malfeasance or negligence in the performance of the Participant's duties to the Company or any of its Affiliates to the material detriment of the Company or any of its Affiliates, as determined by the Committee in good faith in its sole discretion, which has not been corrected by the Participant within 30 days after written notice of any such act or omission, (iv) failure by the Participant to comply in any material respect with any written policies or directives of the Company or any of its Affiliates, or the Participant’s material violation of the Company’s code of conduct, as determined by the Committee in good faith in its sole discretion, which has not been corrected by the Participant within 30 days after written notice of such failure, or (v) material breach by the Participant of any noncompetition agreement with the Company or any of its Affiliates, as determined by the Committee in good faith in its sole discretion. If the Participant is subject to a written employment agreement with the Company or any of its Affiliates, "Cause" has the meaning set forth in such employment agreement.

“Good Reason” means, without the consent of the Participant: (A) any material diminution in the Participant’s base pay; (B) any material diminution in the Participant’s authority, duties or responsibilities; or (C) a material change in the Participant’s office location (which, for this purpose, means a change of more than 50 miles). For the avoidance of doubt, “Good Reason” does not occur solely because the Company ceases to be publicly traded. In addition, a Participant does not terminate for Good Reason unless (A) the Participant gives the Vice President-HR (or, if the Participant is the Vice President-HR, the Chief Executive Officer or General Counsel of the Company) written notice within 90 days of the initial existence of the condition on which Good Reason is based, (B) the Company does not cure the condition within 30 days of receiving such notice, and (C) the Participant terminates within one year following the initial existence of the condition.

8.         Withholding.

(a)       The Company may be required to withhold income and employment taxes when it pays delivers Shares following a Restriction Period. To the extent that the Performance Shares are settled in Shares, the Company may not issue Shares until it determines that such withholding obligation has been satisfied. In the discretion of the Committee or its designee, the Company may:

•	Retain Shares otherwise to be issued to you (whether under this Award or otherwise), or
•	Permit you to tender Shares.

Alternatively, you may be required to pay the Company an amount sufficient to satisfy the withholding obligation.

(b)       You remain responsible at all times for paying any federal, state, and local income and employment taxes with respect to this Award. The Company is not responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including

Energy Conversion Devices, Inc.

Form of Performance Share Award Agreement	Page 5 of 15

imputed compensation) or other income attributed to you (or your Beneficiary) pursuant to this Agreement, whether as a result of failing to make timely payments of tax or otherwise.

9.         Nontransferability.

(a)       Unless the Committee or its designee determines otherwise, you may not transfer the Performance Shares awarded under this Agreement.

(b)       Unless otherwise required by law, your rights and interests under this Award may not be subject to lien, obligation, or liability.

10.       Additional Restrictions on Delivery and Resale. Shares that are otherwise due to be provided under this Agreement shall not be delivered (if this Award is to be settled in Shares) and you may not sell any Shares awarded under this Agreement at a time when lifting the restrictions or sale of the Shares would be prohibited under any applicable federal, state, local, or exchange laws, rules, or regulations (“Applicable Law”). If payment is delayed pursuant to this Section 10, payment shall be made no later than the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause a violation of Applicable Law.

11.       Recoupment. The Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require, and the Participant shall pay, reimbursement to the Company of the gain realized on the Award where all of the following factors, as determined by the Board (and whose determination shall be conclusive), are present: (a) the gain realized on the Award was attributable, at least in part, to the achievement of certain financial results that were subsequently the subject of a restatement, (b) the Participant engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) the Participant would have received less or no gain with respect to the Award based upon the restated financial results. In each such instance, the Participant shall pay to the Company the entire gain realized by the Participant on the Award, plus a reasonable rate of interest. For purposes of this Section, a Participant’s gain realized on the Award is the Fair Market Value (determined without regard to the restatement) of the Shares on the Vesting Date.

12.         Notices.

(a)       Any notice from you to the Company must be in writing and shall be deemed effective when it is received by the Company at the Company’s principal office.

(b)       Any notice from the Company to you must be in writing and shall be deemed effective when it is personally delivered to you or whenit is deposited in the U.S. Mail, with postage and fees prepaid.

Energy Conversion Devices, Inc.

Form of Performance Share Award Agreement	Page 6 of 15

13.       Not an Employment Contract. This Agreement is not an employment agreement and does not give you any right to continued employment (or other service relationship) with the Company or any Affiliate. Unless provided otherwise in a written agreement between you and the Company or an Affiliate, your employment (or other service relationship) is “at will” and may be terminated at any time and for any reason.

14.       Governing Law. This Agreement shall be governed by and interpreted in accordance with Delaware law, without regard to any principles of Delaware law that might direct resolution to the laws of a different jurisdiction.

15.       Severability. If any provision in this Agreement is determined to be unenforceable or invalid, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

16.       Waiver. The waiver by you or the Company or an Affiliate of any provision of this Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Agreement at any subsequent time or for any other purpose.

17.       Interpretation and Construction. This Agreement shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.

18.       Headings. The headings in this Agreement are provided solely as a convenience to facilitate reference. The headings shall not be relevant for purposes of construing or interpreting any part of this Agreement.

19.       Entire Understanding. This Agreement and the Plan constitute the entire understanding between you and the Company and its Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.

20.       Code Section 409A. This Agreement is intended, and shall be construed, to comply with the requirements of Section 409A of the Code. Payments made on account of a Termination of Employment shall be made upon a “separation from service” within the meaning for Section 409A of the Code.

ENERGY CONVERSION DEVICES, INC.,
By:
Title:

Energy Conversion Devices, Inc.

Form of Performance Share Award Agreement	Page 7 of 15

I have read this Agreement and the Plan, and I understand and agree to their terms and conditions.

Participant’s Signature
Participant’s Name (please print)

Energy Conversion Devices, Inc.

Form of Performance Share Award Agreement	Page 8 of 15

EXHIBIT A

TERMS AND CONDITIONS

Performance Share Award Agreement

under the Energy Conversion Devices, Inc.

2006 Stock Incentive Plan

Pursuant to the Agreement above, Energy Conversion Devices, Inc., a Delaware corporation (the “Company”), grants to you Performance Shares with respect to shares of its common stock (the “Shares”). The terms and conditions of the Award are set forth in this Exhibit A, and in the Energy Conversion Devices, Inc. 2006 Stock Incentive Plan, as amended from time to time (the “Plan”).

Form of Payment	For each vested Performance Share, the Participant shall receive one Share. (No partial Shares shall be paid; the number of Shares shall be rounded to the nearest whole number of Shares.)

Restriction Period

The Restriction Period shall begin on _______ [July 1, 2008, except if employee became LTIP eligible after that date] and end on _______________ [June 30, 2010, for 2-year awards; June 30, 2012, for 4-year awards].

Performance Shares are subject to both the performance goals set forth in Exhibit B as well as your continued employment with the Company until the expiration of the Restriction Period, except as otherwise provided in the Agreement.

Pro-Rated Payment Eligibility Date

July 1, 2009 for FY2009-FY2010 performance share awards (for those hired or appointed after July 1, 2008, this date is the one-year anniversary of hire/promotion date)

July 1, 2010 for FY2009-FY2012 performance share awards (for those hired or appointed after July 1, 2008, this date is the two-year anniversary of hire/promotion date)

My initials at the end of this Exhibit A indicate that I understand and agree to the terms and conditions set forth in this Exhibit A, the Agreement, and the Plan.

Initials:

Date:

Energy Conversion Devices, Inc.

Form of Performance Share Award Agreement	Page 9 of 15

EXHIBIT B [for the FY09-10 performance cycle]

Performance Targets

PERFORMANCE SHARE AWARD AGREEMENT

UNDER THE ENERGY CONVERSION DEVICES, INC.

2006 STOCK INCENTIVE PLAN

Performance Shares are earned and shall vest based on the Company’s nameplate capacity and gross margin, as illustrated below:

Payout Level (% of target Performance Shares earned)	Performance Goal
	Nameplate Capacity[1]	Determination Date for Capacity Goal	Average Gross Margin	Period to Measure Gross Margin Goal
200% (maximum)	300 MW	12/31/2009	40% or higher (with reductions if at least 30% but below 40%)[2]	Average of third and fourth quarters of the Company’s 2010 fiscal year
150%	300 MW	3/31/2010	40% or higher (with reductions if at least 30% but below 40%)[2]	Fourth quarter of the Company’s 2010 fiscal year
100%	300 MW	6/30/2010	40% or higher (with reductions if at least 30% but below 40%)[2]	Fourth quarter of the Company’s 2010 fiscal year
75%	270 MW	6/30/2010	30% or higher	Fourth quarter of the Company’s 2010 fiscal year
50% (threshold)	240 MW	6/30/2010	30% or higher	Fourth quarter of the Company’s 2010 fiscal year
0%	Less than 240 MW by 6/30/2010 or average gross margin less than 30% in measurement period

1Nameplate capacity is defined as when installed production equipment is turned over to production for launch and 500 KW have been produced, i.e., start of production ramp.

2If the average gross margin ratio is less than 40% but greater than 30%, then the award earned will be reduced by 2% of that payout level for each 1% that gross margin is less than 40%. See table on next page for the application of interpolation between performance levels.

Energy Conversion Devices, Inc.

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The following table shows the application of interpolation between performance levels:

Nameplate Capacity	Gross Margin %	Payout Level %
300 MW by 12/31/2009	40 or higher	200
	39	196
	38	192
	37	188
	36	184
	35	180
	34	176
	33	172
	32	168
	31	164
	30	160

300 MW by 3/31/2010	40 or higher	150
	39	147
	38	144
	37	141
	36	138
	35	135
	34	132
	33	129
	32	126
	31	123
	30	120

300 MW by 6/30/2010	40 or higher	100
	39	98
	38	96
	37	94
	36	92
	35	90
	34	88
	33	86
	32	84
	31	82
	30	80

270 MW by 6/30/2010	30 or higher	75

240 MW by 6/30/2010	30 or higher	50

If the nameplate capacity is less than 240 MW by June 30, 2010, or the average gross margin is less than 30% during the measurement period, the payout level is 0%.

Energy Conversion Devices, Inc.

Form of Performance Share Award Agreement	Page 11 of 15

EXHIBIT B [for the FY09-12 performance cycle]

Performance Targets

PERFORMANCE SHARE AWARD AGREEMENT

UNDER THE ENERGY CONVERSION DEVICES, INC.

2006 STOCK INCENTIVE PLAN

Performance Shares are earned and shall vest, as described in this Exhibit, based on the Company’s nameplate capacity and gross margin. Nameplate capacity refers to the nameplate capacity of the Company as of June 30, 2012, and gross margin refers to the gross margin of the Company for the fourth quarter of the 2012 fiscal year. For this purpose, “nameplate capacity” is defined as when installed production equipment is turned over to production for launch and 500 KW have been produced, i.e., start of production ramp.

A.   Nameplate Capacity At Least 1 GW and Gross Margin At Least 40%

If the Company’s nameplate capacity is at least 1 GW and the gross margin is at least 40% (as of the dates specified above), the Performance Shares vest as follows:

Payout Level (% of target Performance Shares earned)	Gross Margin %
200	50 or greater
190	49
180	48
170	47
160	46
150	45
140	44
130	43
120	42
110	41
100	40

Energy Conversion Devices, Inc.

Form of Performance Share Award Agreement	Page 12 of 15

B.   Nameplate Capacity Less Than 1 GW or Gross Margin Less than 40% (provided Nameplate Capacity at least 800 MW and Gross Margin at least 30%)

If the Company’s nameplate capacity is less than 1 GW or the gross margin is less than 40% (as of the dates specified above), the target number of Performance Shares is split equally between goals for capacity and gross margin. Vesting occurs according to the payout levels shown below. The number of shares that vest based on the nameplate capacity goal is added to the number of shares that vest based on the gross margin goal to arrive at the grand total of vested Performance Shares. However, this Section B does not apply if either Nameplate Capacity is less than 800 MW or Gross Margin is less than 30%; see Section C below.

Nameplate Capacity		Gross Margin
Payout Level (% of nameplate capacity Performance Shares earned)	Nameplate Capacity	Payout Level (% of gross margin Performance Shares earned)	Gross Margin %
100	1 GW	100	40
95	980 MW	95	39
90	960 MW	90	38
85	940 MW	85	37
80	920 MW	80	36
75	900 MW	75	35
70	880 MW	70	34
65	860 MW	65	33
60	840 MW	60	32
55	820 MW	55	31
50	800 MW	50	30

C.   Nameplate Capacity Less than 800 MW or Gross Margin Less than 30%

If the Company’s nameplate capacity is less than 800 MW or the gross margin is less than 30% (as of the dates specified above), none of the Performance Shares vest.

Energy Conversion Devices, Inc.

Form of Performance Share Award Agreement	Page 13 of 15

EXHIBIT C

DEFERRAL ELECTION FORM

Performance Share Award Agreement

under the Energy Conversion Devices, Inc.

2006 Stock Incentive Plan

You have the opportunity to make a one-time election to defer payment of all or a portion of the Performance Shares granted to you on the date below. If you wish to make this election, please complete this Form and return a signed copy to ______________ no later than [December 31, 2008]. If you do not return this form by that deadline, payment of your Performance Shares will not be deferred.

Participant:

Grant Date of Performance Shares:

If you elect to defer payment of Performance Shares, the amounts that otherwise would have been paid on the payment date determined under the Performance Share Award Agreement evidencing your award will instead be credited to a hypothetical account, net of mandatory taxes, and paid in Company stock at the time you specify below. You will not have any rights (including voting rights) as a shareholder with respect to the Performance Shares until they are actually paid to you.

Deferral Election	I hereby elect to defer receipt of all (100%) of my Performance Shares pursuant to the terms of this deferral election form.

I hereby elect to defer receipt of _____% of my Performance Shares pursuant to the terms of this deferral election form. (If my election would otherwise result in a payment of partial shares, the number of Performance Shares deferred shall be rounded to the nearest whole number.)

My election to defer (if any), will be effective only to the extent that it complies with the requirements of section 409A of the Internal Revenue Code (“§ 409A”) and IRS Notice 2007-86.

Energy Conversion Devices, Inc.

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Payment Date	I hereby irrevocably elect to defer payment of the portion of my Performance Shares designated above until (select only one of the following):
/ (specify month/year)
month(s) following the month of my separation from service (as defined in § 409A)
calendar year(s) following the calendar year of my separation from service (as defined in § 409A) (Payment will be made on January 1 of the calendar year of payment.)

Notwithstanding my payment election:

•

in the event of a Change in Control before I have received my full payment, section 7(a) and (b) of the Performance Share Award Agreement shall apply and payment shall be made as described above, except that if the Change in Control constitutes a “409A Change in Control” (as defined in the Performance Share Award Agreement), payment shall be made in a lump sum on the date of a “409A Change in Control”;

•

if I die before I have received my full payment, payment of the remaining portion of Performance Shares under this deferral arrangement shall be made to my beneficiary (as determined under the Plan) in the month following my death;

•

if I am a “specified employee” (as defined in § 409A) on the date of my separation from service, any payment triggered by my separation from service that would otherwise be due within the first six months following my separation from service will instead be paid in the seventh month following my separation from service (or, if earlier, in the month following my death).

Payment Form	I hereby elect to have my Performance Shares paid in the following terms:
A single lump-sum payment

          approximately equal annual installment payments (The first payment will be made at the time specified above; subsequent payments will be made on January 1 of the calendar year of payment); installment payments may be accelerated on account of a 409A Change in Control or death, as described above.

Please note that if installments are elected, each payment will be calculated on the payment date by dividing the account balance by the number of remaining installments.

Energy Conversion Devices, Inc.

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Terms and Conditions

            1.        General Asset Obligation. The obligation to pay the amounts deferred is an unfunded and unsecured obligation of Energy Conversion Devices, Inc. (the “Company”). I shall have no legal or equitable rights, interest, or claims in any property or assets of the Company with respect to amounts deferred under this agreement.

            2.        Withholding. The Company shall have the right to deduct from all payments under this deferral arrangement any federal, state, or local income or employment tax required by law to be withheld. Although this arrangement is intended to allow me to defer federal income tax, the amounts that I elect to defer generally will be subject to federal employment tax as I earn them.

            3.        Nonassignable. My rights and interest under this deferral arrangement may not be assigned, pledged, or transferred, other than to a designated beneficiary or my estate upon death, or to a person named in a domestic relations order.

            4.        Section 409A. This form shall be interpreted to ensure that my deferral election and the payments made pursuant to the election comply with § 409A; provided, however, that nothing in this form or otherwise shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with § 409A) from me to the Company or to any other individual or entity.

            By executing this Deferral Election Form, I hereby acknowledge my understanding of, and agreement with, its terms.

Participant Signature	Date
[insert name/title]	Date